Exhibit 99.1

PRELIMINARY UNAUDITED RESULTS OF OPERATIONS FOR THE THIRD QUARTER OF 2014

Recent Financial Results

Set forth in this section are certain preliminary estimates of the results of operations that each of HC2, Schuff and Global Marine expect for the third quarter of 2014.

We have provided ranges and estimates for the preliminary results described in this section “Recent Financial Results” because the financial closing procedures for the third quarter of 2014 are not yet complete. Management of each of HC2, Schuff and Global Marine currently expects that the final results will be near the estimates or within the ranges described below. However, the estimates described above are preliminary and represent the most current information available. Therefore, it is possible that the actual results may differ materially from these estimates due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the third quarter of 2014 are finalized. Accordingly, undue reliance should not be placed on these estimates.

The preliminary financial data presented below has been prepared by, and is the responsibility of, management and has not been reviewed or audited or subject to any other procedures by any independent registered public accounting firm. Accordingly, no independent registered public accounting firm expresses an opinion or any other form of assurance with respect to this preliminary financial data.

HC2

Based on the analysis of the nine months ended September 30, 2014, HC2 expects the following:

HC2’s total revenue is expected to be between $318 million and $322 million for the nine months ended September 30, 2014 compared to $180 million for the nine months ended September 30, 2013. Adjusted EBITDA is expected to be between $0.9 million and $3.3 million for the nine months ended September 30, 2014 compared to $(10.8) million for the nine months ended September 30, 2013. Changes in total revenue and Adjusted EBITDA are primarily the result of the divesture of our legacy telecommunications business in 2013 and the Schuff Acquisition in 2014.

The following table presents a reconciliation of preliminary Adjusted EBITDA to income (loss) from continuing operations, the most directly comparable GAAP measure, for the nine months ended September 30, 2014 and September 30, 2013:

	Nine Months Ended September 30,
	2013	2014
Income (loss) from continuing operations	$(3,536)	$ (18,000 – $23,000)
Depreciation and amortization	2	$1,000 – $2,000
Interest expense, net	8	$3,000 – $4,000
Income tax (benefit) expense	(3,090)	$6,250 – $6,750
(Gain) loss on sale or disposal of assets	(8)	$(100) – $100
Asset impairment expense	146	—
Amortization of debt discount	—	$500 – $1,000
Loss on early extinguishment or restructuring of debt	—	$6,750 – $7,500
Interest income and other (income) expense, net	184	$(1,000) – $1,000
(Gain) loss from contingent value rights valuation	(14,904)	—
Foreign currency transaction (gain) loss	232	$(750) – $0
Share-based compensation expense	1,742	$500 – $1,000
Severance payment (a)	8,470	$1,460
Other non-recurring items (b)	—	$1,511
Adjusted EBITDA	$(10,754)	$871 – $3,321

(in thousands)

(a)	Primarily includes executive severance and severance associated with headcount in the telecommunications business.
(b)	Lease buyout expense related to a legacy site location for the telecommunications business.

At September 30, 2014, HC2’s consolidated cash and cash equivalents are expected to be approximately $111 million and long-term debt is expected to be approximately $298 million.

The preliminary expected operating results of HC2 presented above for the nine months ended September 30, 2014 do not include the results for Global Marine. HC2 will not report results consolidated with Global Marine for the quarter ended September 30, 2014 because the Global Marine Acquisition occurred on September 22, 2014 and management considers the results of operations of Global Marine from the date of acquisition to the end of the quarter to be immaterial. The preliminary operating results above reflect the Schuff Acquisition from May 29, 2014, the date of the first acquisition of Schuff shares by HC2; the results do not give pro forma effect to the Schuff Acquisition for the entire nine-month period ended September 30, 2014.

Schuff

Based on the analysis of the nine months ended September 28, 2014, Schuff expects the following:

Schuff’s total revenue is expected to be approximately $369.8 million for the nine months ended September 28, 2014, representing an increase of approximately 25% when compared to $294.9 million for the nine months ended September 29, 2013. The increase in revenues was primarily a result of the ramp-up of major projects located in the Pacific, Midwest and Gulf Coast regions of the United States. Adjusted EBITDA is expected to be $33.0 million for the nine months ended September 28, 2014, representing an increase of approximately 84% when compared to $17.9 million for the nine months ended September 29, 2013. The increase in Adjusted EBITDA was primarily a result of the increase in revenues and the associated increase in gross profit. Several favorable settlements on projects in 2014 also increased gross profit.

The following table presents a reconciliation of preliminary Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the nine months ended September 28, 2014 and September 29, 2013:

	Nine months ended
	September 29, 2013	September 28, 2014
Net income	$4,440	$15,126
Income tax provision	3,074	10,054
Interest expense, net	3,298	1,441
Other expense (income)	1,180	(1,135)
Non-controlling interest	75	(67)
Discontinued operations	185	1
Depreciation	5,681	5,474
Change of control payments	—	1,200
Severance payment	—	900
Adjusted EBITDA	$17,933	$32,994

(in thousands)

At September 28, 2014, Schuff’s cash and cash equivalents are expected to be approximately $2.0 million and total debt is expected to be approximately $18.4 million. Availability under the Schuff facility was $32.5 million as of September 28, 2014.

Global Marine

Based on the analysis of the nine months ended September 30, 2014, Bridgehouse Marine (the parent and holding company of Global Marine) expects to report the following:

Bridgehouse Marine’s total revenue is expected to be between £77 – £81 million for the nine months ended September 30, 2014 compared to approximately £75 million for the nine months ended September 30, 2013. Adjusted EBITDA is expected to be between £20 – £22 million for the nine months ended September 30, 2014 compared to approximately £23 million for the nine months ended September 30, 2013. The decrease in Adjusted EBITDA for the nine months ended September 30, 2014 reflects the completion of the Prysmian charters during the second quarter of 2014. In 2013, Global Marine had achieved margins of approximately 35% from the two vessels assigned to Prysmian in the offshore power market. The decrease in revenue due to the completion of the Prysmian charters was offset by increased revenue from lower margin work in the nine months ended September 30, 2014.

The following table presents a reconciliation of preliminary Adjusted EBITDA to income (loss) from continuing operations, the most directly comparable GAAP measure, for the nine months ended September 30, 2014 and September 30, 2013:

	Nine Months Ended September 30,
	2013	2014
Net income (loss) from continuing operations	£14,289	£13,318
Depreciation and amortization	5,201	6,197
Interest expense, net	3,953	2,201
Income tax (benefit) expense	217	586
(Gain) loss on sale or disposal of assets	(40)	62
Interest income and other income	(624)	(1,894)
Foreign currency (gain) loss, net	228	978
Adjusted EBITDA	£23,224	£21,448

(in thousands)

At September 30, 2014, Bridgehouse Marine’s cash and cash equivalents are expected to be approximately £41 million and long-term debt is expected to be approximately £48 million.